CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A (File No. 33-27172, 811-5719) of our report dated January 24, 2003, relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report to Shareholders of Dreyfus Stock Index Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", in the Prospectus and "Counsel and Independent Accountants" in the statement of additional information.




PricewaterhouseCoopers LLP

New York, New York
April 11, 2003